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                                                                     Exhibit h.4

                        ADDITIONAL COMPENSATION AGREEMENT

     ADDITIONAL COMPENSATION AGREEMENT (the "Agreement"), dated as of November __, 2002, between Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch") and AEW Management and Advisors, L.P. ("AEW Management").

     WHEREAS, AEW Real Estate Income Fund (including any successor by merger or otherwise, the "Fund") is a newly organized, non-diversified, closed-end management investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act"), and its common shares of beneficial interest ("common shares") are registered under the Securities Act of 1933, as amended; and

     WHEREAS, AEW Management is the investment advisor of the Fund;

     WHEREAS, Merrill Lynch is acting as lead underwriter in an offering of the Fund's common shares;

     WHEREAS, AEW Management desires to retain Merrill Lynch to provide after-market support services designed to maintain the visibility of the Fund on an ongoing basis, and Merrill Lynch is willing to render such services for the compensation set forth in this Agreement;

     NOW, THEREFORE, in consideration of the mutual terms and conditions set forth below, the parties hereto agree as follows:

1. (a) AEW Management hereby employs Merrill Lynch, for the period and on the terms and conditions set forth herein, to provide the following services at the reasonable request of AEW Management:

               (1) after-market support services designed to maintain the visibility of the Fund on an ongoing basis;

               (2) relevant information, studies or reports regarding general trends in the closed-end investment company and asset management industries, if reasonably obtainable, and consult with representatives of AEW Management in connection therewith; and

               (3) information to and consult with AEW Management with respect to applicable strategies designed to address market value discounts, if any.

     (b) At the request of AEW Management, Merrill Lynch shall limit or cease any action or service provided hereunder to the extent and for the time period requested by AEW Management; provided, however, that pending termination of this Agreement as provided for in Section 5 hereof, any such limitation or cessation shall not relieve AEW Management of its payment obligations pursuant to Section 2 hereof.

     (c) Merrill Lynch will promptly notify AEW Management, if it learns of any material inaccuracy or misstatement in, or material omission from, any written information as of the date such information was published, provided by Merrill Lynch to AEW Management in connection with the performance of services by Merrill Lynch under this Agreement.

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2.   AEW Management shall pay Merrill Lynch a fee computed monthly and payable quarterly in arrears commencing [ ], 2002 at an annualized rate of 0.10% of the Fund's average daily managed assets ("managed assets" means the net asset value of the common shares plus the liquidation preference of any Fund preferred shares and the principal amount of any borrowings used for leverage) for a term as described in Section 5 hereof; provided that the total amount of the fee hereunder shall not exceed 4.5% of the total price (including all Initial Securities and Option Securities as such terms are described in the Purchase Agreement, dated November [25], 2002, by and among the Fund, AEW Management and each of the Underwriters named therein, the "Purchase Agreement") to the public of the Fund's common shares sold by the prospectus dated [ ], 2002; and provided further, that in determining when this maximum fee amount has been paid, the value of each of the quarterly payments made hereunder shall be discounted at the annual rate of 10% to the closing date of the offering contemplated by the Purchase Agreement. All quarterly fees payable hereunder shall be paid to Merrill Lynch within 15 days following the end of each calendar quarter. AEW Management shall have responsibility for making all calculations in connection with the fees set forth in this Section 2, and each such calculation shall be deemed conclusive and final unless objected to in writing by Merrill Lynch within fifteen (15) days of receiving notification from AEW Management of the applicable amount resulting from such calculation (through receipt of payment or otherwise).

3. AEW Management acknowledges that the services of Merrill Lynch provided for hereunder do not include any advice as to the value of securities or regarding the advisability of purchasing or selling any securities for the Fund's portfolio. No provision of this Agreement shall be considered as creating, nor shall any provision create, any obligation on the part of Merrill Lynch, and Merrill Lynch is not hereby agreeing, to: (i) furnish any advice or make any recommendations regarding the purchase or sale of portfolio securities or (ii) render any opinions, valuations or recommendations of any kind or to perform any such similar services in connection with providing the services described in Section 1 hereof.

4. Nothing herein shall be construed as prohibiting Merrill Lynch or its affiliates from providing similar or other services to any other clients (including other registered investment companies or other investment managers), so long as Merrill Lynch's services to AEW Management are not impaired thereby.

5. The term of this Agreement shall commence upon the date referred to above and shall be in effect so long as AEW Management acts as the investment manager to the Fund pursuant to the Investment Management Agreement (as such term is defined in the Purchase Agreement, dated [ ], 2002, by and among the Fund, AEW Management and each of the Underwriters named therein) or other subsequent advisory agreement to which AEW Management is a party.

6. AEW Management will furnish Merrill Lynch with such information as Merrill Lynch reasonably requests in connection with its assignment hereunder (all such information so furnished being the "Information"). AEW Management recognizes and confirms that Merrill Lynch (a) will use and rely primarily on the Information and on information available from generally recognized public sources in performing the services contemplated by this Agreement without having independently verified the same and (b) does not assume responsibility for the accuracy or completeness of the Information and such other information. To the best of AEW Management's knowledge, the Information to be furnished by AEW Management when delivered, will be true and correct in all material respects and will not contain any material misstatement of fact or omit to state any material fact necessary to make the statements contained therein not misleading. AEW Management will promptly notify Merrill Lynch if it learns of any material inaccuracy or misstatement in, or material omission from, any Information delivered to Merrill Lynch.

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7.   It is understood that Merrill Lynch is being engaged hereunder solely to provide the services described above to AEW Management and that Merrill Lynch is not acting as an agent or fiduciary of, and shall have no duties or liability to the current or future shareholders of the Fund or any other third party in connection with its engagement hereunder, all of which are hereby expressly waived; provided, however, that this Agreement shall in no way limit or modify the terms of, or the obligations of either party pursuant to, the Purchase Agreement.

8. Each party hereto agrees that the other party hereto shall have no liability to it for any act or omission to act by such party in the course of its performance under this Agreement, in the absence of bad faith, gross negligence or willful misconduct on the part of AEW Management. Each party further agrees to the indemnification and other agreement set forth in the Indemnification Agreement attached hereto, the provisions of which are incorporated herein by reference and shall survive the termination, expiration or supersession of this Agreement.

9. This Agreement and any claim, counterclaim or dispute of any kind or nature whatsoever arising out of or in any way relating to this Agreement ("Claim") shall be governed by and construed in accordance with the laws of the State of New York.

10. No Claim may be commenced, prosecuted or continued in any court other than the courts of the State of New York located in the City and County of New York or in the United States District Court for the Southern District of New York, which courts shall have exclusive jurisdiction over the adjudication of such matters, and AEW Management and Merrill Lynch consent to the jurisdiction of such courts and personal service with respect thereto. Each of Merrill Lynch and AEW Management waives all right to trial by jury in any proceeding (whether based upon contract, tort or otherwise) in any way arising out of or relating to this Agreement. Each party hereto agrees that a final judgment in any proceeding or counterclaim brought in any such court shall be conclusive and binding upon such party and may be enforced in any other courts to the jurisdiction of which such party is or may be subject, by suit upon such judgment.

11. This Agreement may not be assigned by either party without the prior written consent of the other party.

12. This Agreement (including the attached Indemnification Agreement) embodies the entire agreement and understanding between the parties hereto with respect to the matters contemplated hereby and supersedes all prior agreements and understandings relating to the subject matter hereof; provided, however, that this Agreement shall in no way limit or modify the terms of, or the obligations of either party pursuant to, the Purchase Agreement. If any provision of this Agreement is determined to be invalid or unenforceable in any respect, such determination will not affect such provision in any other respect or any other provision of this Agreement, which will remain in full force and effect. This Agreement may not be amended or otherwise modified or waived except by an instrument in writing signed by both Merrill Lynch and AEW Management.

13. All notices required or permitted to be sent under this Agreement shall be sent, if to AEW Management:

     AEW Management and Advisors, L.P.
     World Trade Center East
     2 Seaport Lane
     15/th/ Floor
     Boston, MA 02210

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     Attention: James Finnegan

     or if to Merrill Lynch:

     Merrill Lynch & Co.
     Merrill Lynch, Pierce, Fenner & Smith
                 Incorporated
     North Tower, World Financial Center
     New York, New York 10080
     Attention: Jill Wallach

     or such other name or address as may be given in writing to the other parties. Any notice shall be deemed to be given or received on the third day after deposit in the US mail with certified postage prepaid or when actually received, whether by hand, express delivery service or facsimile transmission, whichever is earlier.

14. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

                                       4

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         IN WITHESS WHEREOF, the parties hereto have duly executed this
Additional Compensation Agreement as of the date first above written.

AEW MANAGEMENT AND ADVISORS, L.P.        MERRILL LYNCH & CO.
                                         MERRILL LYNCH, PIERCE, FENNER & SMITH
                                                      INCORPORATED




By: _____________________________        By: _____________________________
    Name:                                    Name:
    Title:                                   Title:

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                  Merrill Lynch & Co. Indemnification Agreement

                                                                       [ ], 2002

Merrill Lynch & Co.
Merrill Lynch, Pierce, Fenner & Smith
            Incorporated
North Tower, World Financial Center
New York, New York 10080

Ladies and Gentlemen:

         In connection with the engagement of Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch") to advise and assist the undersigned (together with its affiliates and subsidiaries, referred to as the "Company") with the matters set forth in the Agreement dated [ ], 2002 between the Company and Merrill Lynch (the "Agreement"), in the event that Merrill Lynch becomes involved in any capacity in any claim, suit, action, proceeding, investigation or inquiry (including, without limitation, any shareholder or derivative action or arbitration proceeding) (collectively, a "Proceeding") in connection with any matter in any way relating to or referred to in the Agreement or arising out of the matters contemplated by the Agreement, including, without limitation, related services and activities prior to the date of the Agreement, the Company agrees to indemnify, defend and hold Merrill Lynch harmless to the fullest extent permitted by law, from and against any losses, claims, damages, liabilities and expenses in connection with any matter in any way relating to or referred to in the Agreement or arising out of the matters contemplated by the Agreement, including, without limitation, related services and activities prior to the date of the Agreement, except to the extent that it shall be determined by a court of competent jurisdiction in a judgment that has become final in that it is no longer subject to appeal or other review, that such losses, claims, damages, liabilities and expenses resulted solely from the bad faith, gross negligence or willful misconduct of Merrill Lynch. In addition, in the event that Merrill Lynch becomes involved in any capacity in any Proceeding in connection with any matter in any way relating to or referred to in the Agreement or arising out of the matters contemplated by the Agreement, including, without limitation, related services and activities prior to the date of the Agreement, the Company will reimburse Merrill Lynch for its legal and other expenses (including the cost of any investigation and preparation) as such expenses are reasonably incurred by Merrill Lynch in connection therewith. If such indemnification were not to be available for any reason, the Company agrees to contribute to the losses, claims, damages, liabilities and expenses involved
(i) in the proportion appropriate to reflect the relative benefits received or sought to be received by the Company and its stockholders and affiliates and other constituencies, on the one hand, and Merrill Lynch, on the other hand, in the matters contemplated by the Agreement or (ii) if (but only if and to the extent) the allocation provided for in clause (i) is for any reason held unenforceable, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) but also the relative fault of the Company and its stockholders and affiliates and other constituencies, on the one hand, and the party entitled to contribution, on the other hand, as well as any other relevant equitable considerations. The Company agrees that for the purposes of this paragraph the relative benefits received, or sought to be received, by the Company and its stockholders and affiliates, on the one hand, and the party entitled to contribution, on the other hand, of a transaction as contemplated shall be deemed to be in the same proportion that the total value received or paid or contemplated to be received or paid by the Company or its stockholders or affiliates and other constituencies, as the case may be, as a result of or in connection with the transaction (whether or not consummated) for which Merrill Lynch has been retained to perform financial services bears to the fees paid to Merrill Lynch under the Agreement; provided, that in no event shall the

                                       6

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Company contribute less than the amount necessary to assure that Merrill Lynch is not liable for losses, claims, damages, liabilities and expenses in excess of the amount of fees actually received by Merrill Lynch pursuant to the Agreement. Relative fault shall be determined by reference to, among other things, whether any alleged untrue statement or omission or any other alleged conduct relates to information provided by the Company or other conduct by the Company (or its employees or other agents), on the one hand, or by Merrill Lynch, on the other hand. The Company will not settle any Proceeding in respect of which indemnity may be sought hereunder, whether or not Merrill Lynch is an actual or potential party to such Proceeding, without Merrill Lynch's prior written consent. For purposes of this Indemnification Agreement, Merrill Lynch shall include Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, any of its affiliates, each other person, if any, controlling Merrill Lynch or any of its affiliates, their respective officers, current and former directors, employees and agents, and the successors and assigns of all of the foregoing persons. The foregoing indemnity and contribution agreement shall be in addition to any rights that any indemnified party may have at common law or otherwise.

         The Company agrees that neither Merrill Lynch nor any of its affiliates, directors, agents, employees or controlling persons shall have any liability to the Company or any person asserting claims on behalf of or in right of the Company in connection with or as a result of either Merrill Lynch's engagement under the Agreement or any matter referred to in the Agreement, including, without limitation, related services and activities prior to the date of the Agreement, except to the extent that it shall be determined by a court of competent jurisdiction in a judgment that has become final in that it is no longer subject to appeal or other review that any losses, claims, damages, liabilities or expenses incurred by the Company resulted solely from the bad faith, gross negligence or willful misconduct of Merrill Lynch in performing the services that are the subject of the Agreement.

         This INDEMNIFICATION Agreement and any claim, counterclaim or dispute of any kind or nature whatsoever arising out of or in any way relating to this Agreement ("Claim"), DIRECTLY OR INDIRECTLY, shall be governed by and construed in accordance with the laws of the State of New York. Except as set forth below, no Claim may be commenced, prosecuted or continued in any court other than the courts of the State of New York located in the City and County of New York or in the United States District Court for the Southern District of New York, which courts shall have exclusive jurisdiction over the adjudication of such matters, and the Company and Merrill Lynch consent to the jurisdiction of such courts and personal service with respect thereto. The Company hereby consents to personal jurisdiction, service and venue in any court in which any claim arising out of or in any way relating to this agreement is brought by anY third party against Merrill Lynch or any indemnified party. Each of Merrill Lynch and the Company waives all right to trial by jury in any proceeding or claim (whether based upon contract, tort or otherwise) arising out of or in any way relating to this Agreement. The Company agrees that a final judgment in any proceeding or claim arising out of or in any way relating to this agreement brought in any such court shall be conclusive and binding upon the Company and may be enforced in any other courts to the jurisdiction of which the Company is or may be subject, by suit upon such judgment.

         This Indemnification Agreement shall in no way limit or modify the terms of, or the obligations of either party pursuant to, the Purchase Agreement dated as of November [25], 2002 among the Company, AEW Real Estate Income Fund, Merrill Lynch and the other parties thereto.

                                       7

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         The foregoing Indemnification Agreement shall remain in full force and effect notwithstanding any termination of Merrill Lynch's engagement. This Indemnification Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same agreement.

                                             Very truly yours,

                                             AEW MANAGEMENT AND ADVISORS, L.P.


                                             By:____________________________
                                                Name:
                                                Title:

Accepted and agreed to as of
the date first above written:

MERRILL LYNCH & CO.
MERRILL LYNCH, PIERCE, FENNER & SMITH
            INCORPORATED


By______________________
  Name:
  Title:

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